UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2005

NASHUA CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	1-05492 (Commission File Number)	02-0170100 (IRS Employer Identification No.)

11 Trafalgar Square, Suite 201
Nashua, New Hampshire 03063
(Address of principal executive offices and zip code)

(603) 880-2323
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities
SIGNATURE

Item 2.05. Costs Associated with Exit or Disposal Activities

The purpose of this Current Report on Form 8-K/A (Amendment No. 1) is to amend the Current Report on Form 8-K filed by Nashua Corporation (the “Company”) on April 7, 2005 in order to update the disclosure therein. On April 1, 2005, the Company committed to a plan to exit its toner and developer business, which is included in the Company’s Imaging Supplies segment, by March 31, 2006.

In its Current Report on Form 8-K filed on April 7, 2005, the Company reported that it estimated that the aggregate employee severance expense that it will incur in connection with exiting the toner and developer business would be in the range of $1.4 million to $1.6 million, all of which was expected to be paid by future cash expenses. Additionally, the Company reported that it had determined in good faith that it was unable, at the time of the filing, to make a determination of the estimated amounts of other charges expected to be incurred, or of the estimated amounts of cash payments expected to be paid, in connection with exiting the toner and developer business.

On April 25, 2005, the Company determined that it estimates that it will incur charges of approximately $5.3 million in connection with exiting the toner and developer business, including $1.7 million for employee severance and other employee benefits expenses, $3.2 million for accelerated depreciation on plant equipment and $0.4 million for pension curtailment costs. The Company also estimates that it will incur a gain of approximately $.3 million in connection with the curtailment of the postretirement benefit associated with the exiting of the business and expects to recognize the gain by March 31, 2006. The Company recorded $2.1 million of these charges in the first quarter of 2005 and expects to record the remainder of the charges over the next four fiscal quarters. The Company estimates that cash payments associated with exiting the toner and developer business will be approximately $1.7 million, which is expected to be paid over the next six fiscal quarters.

In connection with exiting the toner and developer business, the Company is exploring the sale of all or a portion of the assets relating to the business, including facilities and property in Nashua and Merrimack, New Hampshire. The land and buildings located in Nashua, New Hampshire are under a purchase and sale agreement subject to financing of the buyer, Southern New Hampshire Services for $2 million. The proposed transaction is expected to close by June 2006. The Company plans to seek buyers for its real estate located in Merrimack, New Hampshire. The Company is also in various stages of discussions with parties regarding the sale of equipment and intellectual property utilized in the toner business. In the event of such a sale or sales, the proceeds, when received, would partially offset, and may completely offset, the costs incurred in connection with exiting the business. However, there is no assurance that any such sale or sales will be consummated or when and if any proceeds will be received.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NASHUA CORPORATION
Date: April 28, 2005	By	/s/ John L. Patenaude
John L. Patenaude
Vice President - Finance, Chief Financial Officer and Treasurer